CERTIFICATE OF INCORPORATION

OF

PUREDEPTH TECHNOLOGIES, INC.

The undersigned incorporator, in order to form a corporation under the Delaware General Corporation Law of, hereby certifies as follows:

Article 1
Name

The name of this corporation is “PureDepth Technologies, Inc.”

Article 2
Address; Registered Office and Agent

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in New Castle County; and the name of its registered agent at such address is Corporation Service Company. The corporation may from time to time, in the manner provided by law, change the registered agent and the registered office within the State of Delaware. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Delaware.

Article 3
Purposes

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article 4
Number of Shares

The total number of shares of all classes of stock that the corporation shall have authority to issue is 1,000 shares of common stock, $0.01 par value per share.

Article 5
Name and Mailing Address of Incorporator

The name and mailing address of the incorporator is: Paul D. Chestovich, c/o Maslon Edelman Borman & Brand, LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

Article 6
Election of Directors

Unless and except to the extent that the corporation’s bylaws shall so require, the election of the corporation’s directors need not be by written ballot.

Article 7
Limitation of Liability

To the fullest extent permitted under the Delaware General Corporation Law, as amended from time to time, no director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

Article 8
Indemnification

A.  The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in paragraph C below, the corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the corporation’s board of directors.

B.  The corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

C.  If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D.  The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

E.  The corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

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F.  Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

G.  This Article 8 shall not limit the right of the corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Article 9
Adoption, Amendment and/or Repeal of Bylaws

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the corporation’s board or directors is expressly authorized to make, alter and repeal the corporation’s bylaws.

Article 10
Powers of Incorporator

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Delaware Secretary of State. The name and mailing address of the person who is to serve as the initial director of the corporation, or until his successor is duly elected and qualified, is: Troy Fullmer, 9648 East Arapahoe Road, Greenwood Village, Colorado 80112.

Article 11
Amendments

The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

WITNESS the signature of the undersigned on this Certificate of Incorporation this 16th day of March, 2006.

/s/ Paul D. Chestovich
PAUL D. CHESTOVICH, Incorporator

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CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

PUREDEPTH TECHNOLOGIES, INC.

(pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

PureDepth Technologies, Inc., a corporation organized and existing under the Delaware General Corporation Law, does hereby certify as follows:

FIRST: That this corporation’s original Certificate of Incorporation was filed with the office of the Delaware Secretary of State on March 16, 2006.

SECOND: That pursuant to action of this corporation’s board of directors, resolutions were duly adopted setting forth a proposed amendment to the corporation’s Certificate of Incorporation, declaring such amendment to be advisable. On May 3, 2006, the corporation’s stockholders duly approved the amendment to the Certificate of Incorporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law of the State of Delaware.

THIRD: Article 1 of the Certificate of Incorporation is hereby amended and replaced in its entirety to reads follows:

Article 1
Name

The name of this corporation is “PureDepth, Inc.”

FOURTH: Article 4 of the Certificate of Incorporation is hereby amended and replaced in its entirety to reads follows:

Article 4
Share Capital

The total number of shares of capital stock which the corporation shall have authority to issue is 200,000,000, of which 190,000,000 shall be common stock having a par value of $.001 per share, and 10,000,000 shares shall be preferred stock having a par value of $.001 per share.

      The board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors, and as are not stated and expressed in the corporation’s Certificate of Incorporation, or any amendment thereto, including (without limiting the generality of the foregoing) the following:

(a) The designation of the number of shares of such series;

(b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends may be paid in cash, shares of common stock or preferred stock or in assets of the corporation, and whether such dividends shall be cumulative or non-cumulative;

(c) Whether the shares of such series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(e) Whether or not the shares of such series shall be convertible into or exchangeable for any other class or classes or for any other series of any class or classes or capital stock of the corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f) To the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

(g) The restrictions, if any, on the issue or reissue of any additional preferred stock;

(h) The rights of the holders of the shares of such series upon the dissolution or winding up of, or upon the distribution of assets of, the corporation.

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be duly executed by Fred Angelopoulos, its President and Chief Executive Officer, this 4th day of May, 2006.

PUREDEPTH TECHNOLOGIES, INC.

By:	/s/ Fred Angelopoulos
FRED ANGELOPOULOS
President and Chief Executive Officer

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